Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of February 28, 2007, is entered into by and between BankAtlantic Bancorp, Inc., a Florida corporation (“Bancorp”), on behalf of the Other Recipients, and Stifel Financial Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company is party to an Agreement and Plan of Merger by and among Bancorp, SF RB Merger Sub, Inc., a New Jersey corporation wholly owned by the Company (“Merger Sub”), Ryan Beck Holdings, Inc., a New Jersey corporation (“Holdings”), and the Company, dated as of January 8, 2007 (the “Merger Agreement”);

WHEREAS, upon the merger of Holdings with and into Merger Sub, as contemplated under the Merger Agreement (the “Closing”), the Company will issue to Bancorp and certain optionholders as set forth in the Merger Agreement (the “Other Recipients”), and Bancorp and the Other Recipients will beneficially own, (i) an aggregate of 2,467,600 shares (the “Shares”) of the Company’s common stock, par value 0.15 per share (the “Common Stock”), and, subject to the approval of the Company’s shareholders, (ii) warrants to purchase up to 500,000 shares of Common Stock at an exercise price of $36.00 per share (the “Warrants”);

WHEREAS, the Merger Agreement provides that, among other things, at or prior to the Closing, the Company and Bancorp and the Other Recipients will enter into a registration rights agreement in substantially the form of Exhibit A to the Merger Agreement; and

WHEREAS, the parties to this Agreement desire to set forth the rights of Bancorp and the Other Recipients and the obligations of the Company with respect to the registration of Registrable Securities pursuant to the Securities Act;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its controlled Affiliates shall be deemed an Affiliate of Bancorp by virtue of the beneficial ownership by Bancorp of the Company’s Common Stock.

“Agreement” means this Registration Rights Agreement and any amendments hereto.

“Blackout Period” has the meaning set forth in Section 2(a)(iv).

“Board” means the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Closing” has the meaning set forth in the recitals.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble and shall also include the Company’s successors.

“Company Notice” has the meaning set forth in Section 2(b)(i).

“Damages” has the meaning set forth in Section 5(a)(i).

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

“Holder” or “Holders” means Bancorp and each of the Other Recipients that receive Registrable Securities pursuant to the Merger Agreement.

“Incidental Registration” means a registration required to be effected by the Company pursuant to Section 2(b).

“Incidental Registration Statement” means a registration statement of the Company, as provided in Section 2(b), which covers any of the Registrable Securities on an appropriate form in accordance with the Securities Act and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Initial Shelf Registration” means the initial Shelf Registration Statement on Form S-3 covering the sale of Registrable Securities, filed by the Company pursuant to Section 2(a)(i).

“Initial Shelf Registration Target Effective Date” means the date that the Initial Shelf Registration is declared effective by the SEC, but in no event later than the date that is 180 days following the Closing Date.

“Merger Agreement” has the meaning set forth in the recitals.

“NASD” means the National Association of Securities Dealers, Inc.

“Other Recipients” has the meaning set forth in the recitals.

“Person” means any individual, limited or general partnership, limited liability company, corporation, trust, joint venture, association, joint stock company or unincorporated organization.

“Prospectus” means the prospectus included in a Registration Statement, including any preliminary Prospectus, and any such Prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities and by all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case all material incorporated by reference therein.

“Registrable Securities” means (a) the Shares, (b) the Warrant Shares if the Warrants are issued, and (c) any securities issued or issuable with respect to the pay-out of any “Earn-Out Consideration” (as defined and described in the Merger Agreement) or with respect to any Common Stock referred to in the foregoing clauses (w) upon any conversion or exchange thereof, (x) by way of stock dividend or stock split, (y) in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or (z) otherwise, in all cases subject to Section 2(a)(iv). As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (B) such securities shall have been sold in reliance upon Rule 144, (C) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force, or (D) such securities shall have ceased to be outstanding.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, (i) all registration, listing, qualification and filing fees (including NASD filing fees), (ii) fees and disbursements of counsel for the Company, (iii) accounting fees, (iv) blue sky fees and expenses (including counsel fees in connection with the preparation of a blue sky memorandum and legal investment survey and NASD filings), and (v) all printing, distributing, mailing and delivery expenses for any Registration Statement, any Prospectus, transmittal letters, securities certificates and other documents relating to the performance of and compliance with this Agreement; provided, however, Registration Expenses shall not include any Selling Expenses.

“Registration Statement” means any registration statement of the Company, including a Shelf Registration Statement, which covers the sale of any Registrable Securities by Holders, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” means Bancorp, acting on its own behalf and as agent and representative of the Holders.

“Required Registration” means the registrations required to be effected pursuant to Section 2(a).

“Required Registration Statement” means a Registration Statement which covers the sale of Registrable Securities by Holders requested to be included therein pursuant to the provisions of Section 2(a) on an appropriate form (in accordance with Section 4(a) hereof) pursuant to the Securities Act, and which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“SEC” means the Securities and Exchange Commission.

“Second Shelf Registration” means the second Shelf Registration Statement on Form S-3 covering the sale of one-third of the Registrable Securities filed by the Company pursuant to Section 2(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the Registrable Securities registered by the Holders.

“Shares” has the meaning set forth in the recitals.

“Shelf Registration Statement” means a registration statement pursuant to SEC Rule 415 under the Securities Act.

“Significant Stockholder” means, at any time of determination, any Person other than Bancorp and its Affiliates that beneficially owns 20 percent or more of the Total Voting Power of the Voting Securities of the Company issued and outstanding at that time.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships the general partner interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Suspension Period” has the meaning set forth in Section 2(d).

“Subsidiary Holder” means, with respect to Bancorp, each Subsidiary of Bancorp that is a Holder.

“Third Shelf Registration” means the third Shelf Registration Statement on Form S-3 covering the sale of one-third of the Registrable Securities filed by the Company pursuant to Section 2(a)(iii).

“Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding shares of Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of shares of the Company’s Capital Stock generally.

“Underwriter” has the meaning set forth in Section 5(a).

“Underwritten Offering” means a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of directors or Persons performing similar functions with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants, if issued by the Company.

“Warrants” has the meaning set forth in the recitals.

“WKSI” means a well-known seasoned issuer as defined in Rule 405 under the Securities Act.

2.	Registration Under the Securities Act.
(a)	Shelf Registration.

(i)           Filing of Initial Shelf Registration Statement. The Company will, as soon as practicable (but in no event later than one hundred twenty (120) days after the Closing Date), file an Initial Shelf Registration registering the sale of (i) one-third of the Registrable Securities held by Bancorp and (ii) all of the Registrable Securities held by the Other Recipients. The Company thereafter shall use commercially reasonable efforts to cause the Initial Shelf Registration to become effective as soon as practicable following such filing, provided that notwithstanding anything to the contrary in this Agreement, the Company shall have no obligation to have such Initial Shelf Registration declared effective until one hundred eighty (180) days after the Closing Date. The Company shall use commercially reasonable efforts to maintain the effectiveness of the Initial Shelf Registration until the termination of the registration rights provisions under this Agreement.

(ii)          Second Shelf Registration. The Company will file a Second Shelf Registration (or file a post-effective amendment to the Initial Shelf Registration) covering the sale of an additional one-third of the Registrable Securities not less than sixty (60) days prior to the first anniversary of the Initial Shelf Registration Target Effective Date. The Company thereafter shall use commercially reasonable efforts to cause the Second Shelf Registration to become effective as soon as practicable following such filing, but in no event shall the Company be obligated to have such Second Shelf Registration declared effective until the first anniversary of the Initial Shelf Registration Target Effective Date. The Company shall use commercially reasonable efforts to maintain the effectiveness of the Second Shelf Registration until the termination of the registration rights provisions under this Agreement.

(iii)        Third Shelf Registration. The Company will file a Third Shelf Registration (or file a post-effective amendment to the Initial Shelf Registration or to the Second Shelf Registration, if applicable) covering the sale of the final one-third of the Registrable Securities not less than sixty (60) days prior to the second anniversary of the Initial Shelf Registration Target Effective Date. The Company thereafter shall use commercially reasonable efforts to cause the Third Shelf Registration to become effective as soon as practicable following such filing, but in no event shall the Company be obligated to have such Third Shelf Registration declared effective until the second anniversary of the Initial Shelf Registration Target Effective Date. The Company shall use commercially reasonable efforts to maintain the effectiveness of the Third Shelf Registration until the termination of these registration rights provisions under this Agreement.

(iv)        Blackout Period. Notwithstanding the foregoing, the Company upon notice to Bancorp may delay the filing or the effectiveness of any Shelf Registration Statement (a “Blackout Period”) for so long as the CEO of the Company determines in good faith in consultation with counsel that such registration would require the disclosure of information not otherwise then required by law to be publicly disclosed, the disclosure of which would be materially adverse to the Company; provided, however, that the duration of any Blackout Period shall not exceed sixty (60) days, and that the aggregate number of days included in all Blackout Periods during any consecutive twelve (12) months shall not exceed one hundred eighty (180) days.

(b)	Incidental Registration.

(i)            Right to Include Registrable Securities. If at any time the Company proposes to register any Common Stock under the Securities Act (other than any registration of public sales or distributions solely by and for the account of the Company of securities issued (x) pursuant to any employee benefit or similar plan, including employee stock and stock option plans, or any dividend reinvestment plan or (y) in any acquisition by the Company), either in connection with a primary offering for cash for the account of the Company or a secondary offering or a combination thereof, the Company will, each time it intends to effect such a registration, give written notice to all Holders of Registrable Securities at least fifteen (15) business days prior to the anticipated filing date of a Registration Statement with the SEC pertaining thereto, informing such Holders of its intent to file such Registration Statement and of the Holders’ rights to request the registration of the Registrable Securities held by the Holders under this Section 2(b) (the “Company Notice”); provided, that if in the reasonable opinion of the Company such fifteen (15) business day period would materially interfere with the ability of the Company to effect a registration and issue and sell securities pursuant to such registration, such period may be reduced to a period of not less than ten (10) business days as reasonably determined by the Company. Upon the written request of any Holder made within seven (7) business days after any such Company Notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Holder and, unless the applicable registration is intended to effect a primary offering of shares of Common Stock for cash for the account of the Company, the intended method of distribution thereof), the Company will use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Holders to the extent required to permit the disposition (in accordance with the intended methods of distribution thereof) of the Registrable Securities so requested to be registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Incidental Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Incidental Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement by the Securities Act, any state securities or blue sky laws, or any rules and regulations thereunder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Incidental Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation (other than as set forth in Section 2(a) hereof) to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith) and (B) in the case of a determination to delay such registration, the Company shall be permitted to delay registration of any Registrable Securities requested to be included in such Incidental Registration Statement for the same period as the delay in registering such other securities.

The registration rights granted pursuant to the provisions of this Section 2(b) shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2, and no registration effected under this Section 2(b) shall relieve the Company of its obligations to effect a Required Registration under Section 2(a), other than as set forth in Section 2(a)(iv).

(ii)           Priority in Incidental Registrations. If a registration pursuant to this Section 2(b) involves an Underwritten Offering of the securities so being registered, whether or not for sale for the account of the Company, and the sole Underwriter or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder of Registrable Securities requesting registration) on or before the date that is five (5) days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such registration exceeds the amount which can be reasonably expected to be sold in (or during the time of) such offering without adversely affecting the success of the distribution of the securities being offered, then the Company will include in such registration, first, all the securities desired to be sold by the Company pursuant to such Registration Statement without reference to the incidental registration rights of any holder (including Holders), and second, the amount of other securities (including Registrable Securities) requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated, if necessary, pro rata among the holders (including the Holders) thereof requesting such registration on the basis of the percentage of the securities (including Registrable Securities) beneficially owned at the time that each holder (including Holders) requesting inclusion of their securities desires to register in such registration; provided, however, that in the event the Company determines, by virtue of this paragraph, not to include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three (3) days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the amount of Registrable Securities which each Holder is entitled to include in such registration shall be re-calculated utilizing the reduced total number of Registrable Securities to be included in such registration such that the reduction of the amount of Registrable Securities which any Holder is entitled to include in such registration is reduced on a pro-rata basis.

(c)           Expenses. The Company agrees to pay all Registration Expenses in connection with each registration effected in accordance with this Section 2. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of shares of Common Stock included in such registration, other selling stockholders and the Company pro rata on the basis of the percentage of shares of Common Stock so registered by each such party, except that the Company need not contribute to fees and disbursements of counsel for the Holders and other selling stockholders.

(d)           Effective Registration Statement; Suspension. A Registration Statement pursuant to Section 2(a) will not be deemed to have become effective (and the related registration will not be deemed to have been effected or requested) unless it has been declared effective by the SEC prior to a request by the Holders of a majority of the Registrable Securities included in such registration that such Registration Statement be withdrawn; provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have become effective and the related registration will not be deemed to have been effected or requested pursuant to this Agreement.

Any period during which the Company fails to keep any Required Registration Statement effective and usable for resale of Registrable Securities shall be referred to as a “Suspension Period.” A Suspension Period shall (a) commence on and include the earlier of the date that (i) the Company gives notice or (ii) the Company or a Holder is advised by counsel or the SEC, in either case, that a Required Registration Statement is no longer effective or usable for resale of Registrable Securities and (b) end on and include the date when each Holder of Registrable Securities covered by such Required Registration Statement either receives copies of the supplemented or amended Prospectus contemplated by Section 4(j) or is advised in writing by the Company (having a reasonable basis to so advise) that the use of the Prospectus may be resumed. In the event of one or more Suspension Periods, the applicable time period for keeping the Registration Statement effective referenced in the last sentence of each of Section 2(a)(i), Section 2(a)(ii), and Section 2(a)(iii) shall be extended by the number of days included in each Suspension Period, and, in the event any Suspension Period occurs sooner than thirty (30) days after the end of the previous Suspension Period or thirty (30) days after the initial effectiveness of any Required Registration Statement, none of the days between such Suspension Periods (as the case may be) or prior to such Suspension Period shall be included in computing such applicable time period.

(e)          Equal Future Rights. Should the Company grant any new registration rights to any Significant Stockholder other than any Holder, or amend or modify the registration rights of any Holder or other Significant Stockholder in such a way to make such registration rights more favorable to one Holder or Significant Stockholder than to another Holder, the registration rights granted under this Agreement shall be automatically amended so as to be not less favorable to any Holder than those granted to such Significant Stockholder or other Holder.

3.            Lock-Up of Holders; Hedging Transactions. Notwithstanding anything to the contrary herein, Bancorp agrees that it will not (a) sell, other than in any private sale(s) of shares of Common Stock, or (b) enter into any Hedging Transaction relating to the Common Stock, including any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a disposition even if the securities would be disposed of by someone other than Bancorp, in either case with respect to: (i) any Registrable Securities that are Common Stock prior to the 180th day after the Closing Date, (ii) more than one-third of Bancorp’s Registrable Securities that are Common Stock prior to the date which is the first anniversary of the 180th day after the Closing Date or (iii) more than two-thirds of Bancorp’s shares of Registrable Securities that are Common Stock prior to the date which is the second anniversary of the 180th day after the Closing Date.

4.	Registration Procedures.

In connection with the obligations of the Company pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the sale of such Registrable Securities by the Holders in accordance with their intended method of distribution, and the Company shall:

(a) (i)      prepare and file a Registration Statement with the SEC which (x) shall be on Form S-3 (or any successor to such form), (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution by the selling Holders thereof and (z) shall comply as to form with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, (ii) unless such Registration Statement is automatically effective upon filing with the SEC, use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2, (iii) if the Company is eligible as a WKSI as of the applicable time, utilize the automatic shelf registration process under Rule 415 and Rule 462 under the Securities Act, (iv) not take any action that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of Registrable Securities during the period that such Registration Statement is required to be effective and usable, (v) use its commercially reasonable efforts to cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the SEC and (vi) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto not to contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading during the period that such Registration Statement is required to be effective and usable;

(b)          subject to paragraph (j) of this Section 4, prepare and file with the SEC such amendments and post-effective amendments to each such Registration Statement, as may be necessary to keep such Registration Statement effective for the applicable period; cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof, as set forth in such registration statement;

(c)           in any underwritten Incidental Registration, furnish to each Holder of Registrable Securities and to each Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or Underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the Company hereby consents to the use of the Prospectus, including each preliminary Prospectus, by each Holder of Registrable Securities and each Underwriter of an Underwritten Offering of Registrable Securities covered by the Prospectus or the preliminary Prospectus (and Holders hereby agreeing not to make a broad public dissemination of a form of preliminary Prospectus which is designed to be a “quiet filing” without the Company’s consent, such consent to not be withheld unreasonably);

(d) (i)     use its commercially reasonable efforts to register or qualify the sale of the Registrable Securities, no later than the time the applicable Registration Statement is declared effective by the SEC, under all applicable state securities or blue sky laws of such jurisdictions as each Underwriter, if any, or any Holder of Registrable Securities covered by a Registration Statement, shall reasonably request; (ii) use its commercially reasonable efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such Underwriter, if any, and Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Underwriter or Holder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(e)           notify each Holder of Registrable Securities promptly, and, if requested by such Holder, confirm such advice in writing, (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose and (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(f)           in any underwritten Incidental Registration, furnish counsel for each such Underwriter, if any, and for the Holders of Registrable Securities copies of any request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(g)           use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;

(h)          in any underwritten Incidental Registration, upon request, furnish to the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i)            cooperate with the selling Holders of Registrable Securities and the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, may reasonably request at least three (3) business days prior to any sale of Registrable Securities;

(j)            upon the occurrence of any event contemplated by paragraph (e)(iv) of this Section, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)           cause all Registrable Securities to be listed on the New York Stock Exchange and any securities exchange on which securities of the same class issued by the Company are then so qualified or listed if so requested by the Representative or if so requested by the Underwriter or Underwriters of an Underwritten Offering of Registrable Securities, if any;

(l)            otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(m)	cooperate and assist in any filings required to be made with the NASD.

Each selling Holder of Registrable Securities as to which any registration is being effected pursuant to this Agreement agrees, as a condition to the registration obligations with respect to such Holder provided herein, to furnish to the Company such information regarding such Holder required to be included in the Registration Statement, the ownership of Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (e)(iv) of this Section, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the affected Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by paragraph (j) of this Section and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company), all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities which was current at the time of receipt of such notice.

5.	Indemnification; Contribution.

(a)           Indemnification by the Company. The Company agrees to indemnify and hold harmless each Person who participates as an underwriter (any such Person being an “Underwriter”), each Holder and their respective partners, directors, officers and employees and each Person, if any, who controls any Holder or Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i)            against any and all losses, liabilities, claims, damages, judgments and reasonable expenses (“Damages”) whatsoever, to which any such Person becomes subject, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, including all documents incorporated therein by reference, or any “issuer free writing prospectus” (as defined in Securities Act Rule 433), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii)           against any and all Damages whatsoever, to which any such Person becomes subject, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

(iii)          against any and all reasonable expense whatsoever, to which any such Person becomes subject (including fees and disbursements of counsel), incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement does not apply to any Holder or Underwriter with respect to any Damages to the extent (i) arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by such Holder or Underwriter expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) or (ii) arising out of or based upon offers or sales effected directly by such Holder or Underwriter “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not issued by or authorized in writing by the Company. In addition to the foregoing, the Company shall indemnify each Holder and its respective partners, directors, officers and employees and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the extent the indemnification provided by the Company to any Underwriter in connection with a Registration exceeds the indemnity provided hereunder.

(b)          Indemnification by Holders. Bancorp, for itself and jointly and severally for and on behalf of each of its Subsidiary Holders that may be a selling Holder hereunder, agrees to indemnify and hold harmless the Company, and each Underwriter, and each of their respective partners, directors, officers and employees (including each officer of the Company who signed the Registration Statement), and each Person, if any, who controls the Company or any Underwriter within the meaning of Section 15 of the Securities Act, against any and all Damages described in the indemnity contained in paragraph (a) of this Section (provided that any settlement of the type described therein is effected with the written consent of such selling Holder), as incurred, but only (i) with respect to untrue statements or alleged untrue statements of a material fact contained in any Prospectus or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by Bancorp or any Subsidiary Holder that may be a selling Holder hereunder expressly for use in such Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto) or (ii) that arises out of or is based upon offers or sales by such selling Holder “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not issued by or authorized in writing by the Company. Notwithstanding the foregoing, in no event shall Bancorp or any Subsidiary Holder be liable under this Section 5(b) for any Damages in excess of the net proceeds realized by Bancorp or such Subsidiary Holder in the sale of Registrable Securities to which such Damages relate or for any Damages resulting from any untrue statements or alleged untrue statements of a material fact based on information provided by a Holder other than Bancorp or any Bancorp Subsidiary Holder.

(c)           Conduct of Indemnification Proceedings. Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but any failure to give such notice shall not relieve the indemnifying party or parties to any obligation that it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party’s or parties’ expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties determines in good faith that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement) at the indemnifying party’s or parties’ expense. If an indemnifying party or parties is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement). No indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties, which consent shall not be unreasonably withheld. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this subsection (c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

(d)          Contribution. (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the liable selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the liable selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the selling Holders, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(ii) The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding the provisions of this paragraph (d), in the case of distributions to the public, an indemnifying Holder shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Registrable Securities sold by such indemnifying Holder and distributed to the public were offered to the public exceeds (B) the amount of any damages which such indemnifying Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii) For purposes of this Section, each Person, if any, who controls a Holder or an Underwriter within the meaning of Section 15 of the Securities Act (and their respective partners, directors, officers and employees) shall have the same rights to contribution as such Holder or Underwriter; and each director of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as the Company.

6.	Standstill.

Bancorp agrees that from and after the date of this Agreement, until the later to occur of (1) the date on which the Registrable Securities that are Common Stock beneficially owned by Bancorp and its Affiliates ceases to constitute greater than 5% of the issued and outstanding shares of Common Stock (after giving effect to the conversion by Bancorp and its Affiliates of any Warrants owned, directly or indirectly, by such Persons) and (2) the tenth anniversary of the Closing Date, it will not, and it will cause its Affiliates not to, without the prior written consent of the Company:

(a)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether through market purchases, tender or exchange offer or otherwise, record or beneficial ownership of, or the right to vote, more than 19.9% of the outstanding Voting Securities or outstanding Capital Stock of the Company or direct or indirect rights to acquire more than 19.9% of the outstanding Voting Securities of the Company or any Subsidiary thereof, or of any successor to or Person in control of the Company, or any assets of the Company or any Subsidiary or division thereof or of any such successor or controlling Person, provided that in the event the Company elects to satisfy any contingent payment rights in the Merger Agreement by a cash payment, Bancorp may purchase additional shares not to exceed 24.9% of the outstanding Voting Securities or outstanding Capital Stock of the Company;

(b)          make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of, any Voting Securities of the Company;

(c)           other than as contemplated by the Merger Agreement, propose or seek to effect a merger, consolidation, recapitalization, reorganization, restructuring, sale, lease, exchange or other disposition of all or substantially all of the assets of or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its Subsidiaries or any material portion of the Company’s or such Subsidiary’s business or assets or any other type of transaction that would result in a change in control of the Company;

(d)          other than as contemplated by the Merger Agreement, make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any extraordinary transaction involving the Company or any of its securities or assets;

(e)           except as provided in the Merger Agreement, seek to exercise any control or influence over the management of the Company or the Board or any of the businesses, operations or policies of the Company;

(f)           form, join or in any way participate in a “group” as defined in Regulation 13D-G under the Exchange Act, in connection with any of the foregoing; or

(g)           request the Company, directly or indirectly, to amend or waive any provision of this Section 6.

7.	Miscellaneous.

(a)           Amendments and Waivers. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the holder or holders of a majority (by number of shares) of the Registrable Securities at the time outstanding. Each holder of any Registrable Securities at such time or thereafter outstanding shall be bound by any consent authorized by this Section 7(a), whether or not such Registrable Securities shall have been marked to indicate such consent. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or parties granting such waiver in any other respect or at any other time.

(b)          Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, facsimile or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this paragraph (b), which address initially is, with respect to Bancorp as of the date hereof, at BankAtlantic Bancorp, 2100 Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Alan B. Levan, Chairman facsimile number (954) 940-5050, and thereafter at such other address, notice of which is given in accordance with the provisions of this paragraph, with a copy to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 W. Flagler Street, Miami, Florida 33130, Attention: Alison W. Miller, facsimile number (305) 789-3395, and with respect to any Person who becomes a Holder after the date hereof, the address of such Holder in the stock or warrant records of the Company or (ii) if to the Company, at Stifel Financial Corp., 501 N. Broadway, St. Louis, Missouri 63102, Attention: Ronald J. Kruszewski, Chairman, President and CEO, facsimile number (314) 342-2115, and thereafter at such other address, notice of which is given in accordance with the provisions of this paragraph (c), with a copy to Bryan Cave LLP, One Metropolitan Square, Suite 3600, 211 North Broadway, St. Louis, Missouri 63102, Attention: Robert J. Endicott, facsimile number (314) 259-2020. Notwithstanding the foregoing, the Company shall not be obligated to provide any notice to any Holder which is not a party to this Agreement except with respect to a Required Registration

Statement or Incidental Registration Statement which has been filed and pursuant to which such Holder is identified as a selling stockholder.

All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt is acknowledged, if faxed; and on the next business day, if timely delivered to a courier guaranteeing overnight delivery.

(c)           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties without the need for an express assignment. If any successor, assignee or transferee of any Holder shall acquire Registrable Securities in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall conclusively be deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and to receive the benefits hereof. Notwithstanding the foregoing, nothing in this Section 7 is intended to enlarge the class of Persons which are Holders, as defined in Section 1 of this Agreement, and thus entitled to the rights granted hereunder. For purposes of this Agreement, “successor” for any entity other than a natural person means a successor to such entity as a result of such entity’s merger, consolidation, liquidation, dissolution, sale of substantially all of its assets or similar transaction.

(d)          Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

(e)           Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (1) words of gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs of this Agreement unless otherwise specified; (4) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified; (5) “or” is not exclusive; and (6) provisions apply to successive events and transactions.

(f)           Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(g)           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

(h)          Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

(i)            Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and, subject to the last sentence of this paragraph (i), is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company, on the one hand, and the other parties to this Agreement, on the other, with respect to the subject matter hereof. In case of any conflict between this Agreement and the Merger Agreement, the terms and provisions of the Merger Agreement shall control.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
Name: Ronald J. Kruszewski
Title: President and Chief Executive Officer

BANKATLANTIC BANCORP, INC.

By:	/s/ Alan B. Levan
Name: Alan B. Levan
Title: Chairman